UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	January 12, 2007

HOMEBANC CORP.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification Number)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia		30319
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, including area code:	(404) 459-7400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a Current Report on Form 8-K dated January 12, 2007 and filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2007, HomeBanc Corp. (the “Company”) reported that the Company’s Board of Directors had elected Mr. Kevin D. Race to replace Mr. Patrick S. Flood as the Company’s Chief Executive Officer. The Company also reported that it anticipated entering into a new employment agreement with Mr. Race, and simultaneously terminating Mr. Race’s previously existing employment agreement. This Current Report on Form 8-K/A serves to amend such previously filed Form 8-K to disclose the terms of the new Employment Agreement dated as of January 29, 2007, and effective as of January 12, 2007 (the “Effective Date”), by and between Mr. Race and the Company (the “Employment Agreement”). The material terms of the Employment Agreement are set forth below.

Term. The Employment Agreement is for an initial term extending until June 30, 2009. Beginning on June 30, 2007, and on each June 30 thereafter, the agreement will be automatically extended for an additional one-year period, but either the Company or Mr. Race may cause the agreement to cease to extend automatically by giving notice to the other party prior to any June 30 renewal date.

Salary and Benefits. Under the terms of the Employment Agreement, Mr. Race is entitled to a base annual salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to the Company’s senior management personnel. Mr. Race’s initial annual base salary is $700,000. Mr. Race will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the compensation committee of the Company’s Board of Directors. Mr. Race’s target annual cash bonus shall be determined by the compensation committee of the Board of Directors and shall, at plan, be 60% of Mr. Race’s annual base salary for such year but shall not exceed 90% of Mr. Race’s base salary for such year. Mr. Race is entitled to fringe benefits generally made available to the Company’s senior management personnel, including a leased automobile (inclusive of maintenance and insurance), reimbursement of up to $5,000 per year for club dues and up to $3,000 for the cost of an annual physical examination.

Equity Awards. Mr. Race will be eligible for grants under the Company’s long-term incentive plan or plans generally made available to the Company’s senior management personnel. On the Effective Date, in recognition of his promotion to the position of Chief Executive Officer, Mr. Race received a special award of 65,789 restricted stock units under the Company’s Amended and Restated Long-Term Incentive Plan.

Termination. The Employment Agreement may be terminated by the Company at any time with or without “cause” (as defined in the Employment Agreement), or by Mr. Race with or without “good reason” (as defined in the Employment Agreement). The agreement also terminates upon the death, disability or retirement of Mr. Race. Depending on the reason for the termination and when it occurs, Mr. Race will be entitled to certain severance benefits, as described below. If Mr. Race is terminated without cause or resigns for good reason, he will be entitled to unpaid base salary, prorated annual bonus and accrued benefits through the termination date, plus a severance amount equal to two times his base salary and the greater of his target or average annual cash bonus earned for the two fiscal years preceding the termination (or 2.5 times if such termination follows within two years of a “change of control,” as defined in the Employment Agreement). The Company will also provide Mr. Race with (i) welfare benefit plan coverage following such termination for two years (or 2.5 years if such termination follows within two years of a change of control), and (ii) outplacement services of either up to $75,000 (as incurred and paid to a service provider) or a lump sum of $25,000 (payable to Mr. Race). In addition, if Mr. Race is terminated without cause or resigns for good reason, all of his stock options and other equity awards will become immediately vested and exercisable.

If Mr. Race is terminated for cause or if he resigns without good reason, he will be entitled to his accrued base salary and benefits through the date of termination, together with any unpaid accrued vacation pay and any other benefits to which he is otherwise entitled. If Mr. Race’s employment is terminated by reason of his death, disability or retirement, he (or his estate, as applicable) will be entitled to his accrued base salary, a prorated target bonus (if any) through the termination date and any accrued benefits and disability or retirement benefits that may apply.

The Employment Agreement provides that Mr. Race will be entitled to a tax gross-up payment from the Company to cover any excise tax liability he may incur as a result of payments or benefits, but such gross-up payment will be made only if the after-tax benefit to Mr. Race of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants. Mr. Race has agreed in the Employment Agreement not to disclose confidential information, and not to solicit the Company’s customers or recruit the Company’s employees, for a period of 24 months following the termination of his employment (or for a period of 12 months if such termination follows within two years of a change of control).

In connection with the Company entering into the Employment Agreement, Mr. Race and the Company terminated Mr. Race’s previously existing employment agreement, dated as of May 6, 2004, which was filed as Exhibit 10.28 to the Company’s Registration Statement on Form S-11 as filed with the Commission on May 19, 2004. The termination of Mr. Race’s previously existing employment agreement is effective as of the Effective Date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 31, 2007

HOMEBANC CORP.

		By:	/s/ ALANA L. GRIFFIN
		Name:	Alana L. Griffin
		Title:	Senior Vice President, Assistant General Counsel & Assistant Secretary